Exhibit 10.1

Corsair Gaming, Inc.
47100 Bayside Parkway
Fremont, California 94538

July 31, 2024

Corsair Group (Cayman), LP
1185 Avenue of the Americas, 39th Floor
New York, New York 10036

Re: Certain Indemnity and Reimbursement Arrangements

Ladies and Gentlemen:

Since Corsair Gaming, Inc.’s (the “Company”) initial public offering, affiliates of Corsair Group (Cayman), LP (“Corsair LP”), including EagleTree Capital, LP (“EagleTree”), have provided and may in the future provide the Company with advisory and other services relating to (i) mergers and acquisitions transactions not involving EagleTee or an EagleTree affiliate (for the avoidance of doubt, other than the Company and its subsidiaries) and (ii) certain other transactions as agreed to by a majority of the Company’s directors not affiliated with EagleTree or otherwise requested by the Company with the knowledge of a majority of the Company’s directors not affiliated with EagleTree (the transactions contemplated by the foregoing clauses (i) and (ii) collectively, “Transactions,” and such services, “Transaction Services”).

In connection with and in consideration for the provision of such Transaction Services in the past and the expected provision of such Transaction Services in the future, the Company agrees that, to the fullest extent permitted by applicable law, it will indemnify, defend and hold harmless Corsair LP, its affiliates (including EagleTree) and its and their respective direct and indirect partners, members, equityholders, officers, managers, directors, employees, agents and representatives (“Indemnitees”) for all losses, claims, damages, liabilities, costs and expenses (including reasonable and documented (which documentation will, solely to the extent requested by the Company’s auditors if reasonably needed as part of their audit and or review of the Company’s financials or as may be required by applicable law, regulation, or legal process, include backup time entries in a form reasonably sufficient to detail the type of work done) attorneys’ fees and expenses) (“Losses”) arising out of or related to any such Transactions and/or Transaction Services, or any other involvement by Indemnitees in any Transaction, including any reasonable and documented Losses incurred by Indemnitees in connection with responding to, investigating, preparing, defending or assisting in the defense of, any claim, proceeding, subpoena or investigation related to Transactions or Transaction Services, in each case, whether incurred or arising prior to, on or following the date of this letter; provided that the Company shall not be responsible for any Excluded Losses. “Excluded Losses” shall mean Losses that arise out of or are based on any action of or failure to act by any Indemnitee to the extent such Losses are determined by a final, non-appealable judgment by a court to have resulted solely from such Indemnitee’s gross negligence, bad faith or willful misconduct (other than an action or failure to act undertaken at the request or with the consent of the Company).

Without limiting any provision of the Investor Rights Agreement, dated September 22, 2020, between the Company and Corsair LP, or the Registration Rights Agreement, dated September 22, 2020, between the Company and Corsair LP, if any third-party action, claim (including any cause of action, whether in contract or tort or otherwise), suit, investigation, inquiry, proceeding, controversy or dispute related to a Loss (collectively, any “Action”) is commenced, as to which an Indemnitee proposes to demand indemnification, such Indemnitee shall notify the Company with reasonable promptness following the Indemnitee’s being notified of such Action, if the Company is not a party to such Action; provided, however, that any failure or delay by such Indemnitee to notify the Company shall not relieve the Company from its obligations hereunder (except to the extent (but only to the extent) that the Company shall not have otherwise learned of such Action and it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that the Company has been actually and materially prejudiced (through the forfeiture of substantive rights and defenses) by such failure to promptly notify). The Company shall be entitled to assume the defense of any such Action (other than any such Action that (i) is brought by the Company, (ii) seeks an injunction or equitable relief against the Indemnitee, (iii) relates to or arises in connection with any actual or potential criminal conduct, (iv) would reasonably be expected to have a material adverse effect on the Indemnitee’s business, (v) the Company has failed or is failing to defend in good faith, or (vi) is one in which the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitee and the Company or that there are legal defenses available to the Indemnitee that are different from or in addition to those available to the Company), exercisable by giving written notice to such Indemnitee in which the Company confirms its responsibility to indemnify the Indemnitee in respect of such Action within ten business days after receipt of written notice from the Indemnitee of such assertion or commencement, including the employment of counsel reasonably satisfactory to the Indemnitee, except as provided below.

The Indemnitee shall have the right to employ separate counsel of its own choice to represent it in any Action the defense of which has been assumed by the Company and to participate in the defense thereof, but the fees and expenses of any such separate counsel (other than reasonable costs of investigation incurred prior to the Company’s assumption of the defense of such Action) shall be at the expense of the Indemnitee unless (i) the Company has failed to promptly assume the defense and employ counsel reasonably satisfactory to the Indemnitee in accordance with the preceding sentence; (ii) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with a conflict of interest, (iii) the Indemnitee shall have been advised by counsel that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iv) the Company authorizes the Indemnitee to employ separate counsel at the Company’s expense (in each such case the Company will pay the fees and disbursements of such counsel, as incurred). The Company shall not, in connection with any Action described in clauses (i) through (iv) of the preceding sentence, be liable for the fees and expenses of more than one separate counsel (in addition to any local counsel) for all Indemnitees.

Consistent with the indemnity described above, the Company agrees to reimburse EagleTree for $94,207.15 in Losses incurred EagleTree prior to the date of this letter, as further detailed in the invoice that EagleTree will provide to the Company. The Company agrees to make this reimbursement payment promptly following receipt of such invoice by wire transfer of immediately available funds to the account set forth on the invoice, or to such other account as Corsair LP or EagleTree may designate in writing.

Please confirm your agreement with the foregoing arrangements by countersigning this letter and returning a copy to us.

[Signature Page Follows]

Sincerely,

CORSAIR GAMING, INC

By: /s/ Michael G. Potter

Name: Michael G. Potter
Title: Chief Financial Officer

ACCEPTED AND AGREED:

CORSAIR GROUP (CAYMAN), LP

By: EagleTree-Carbide (GP), LLC,
its General Partner

By: EagleTree Partners IV (GP), LP,
its Sole Member

By: EagleTree Partners IV Ultimate GP, LLC,
its General Partner

By: /s/ George L. Majoros, Jr.

Name: George L. Majoros, Jr.
Title: Co-Managing Member

By: /s/ Anup Bagaria

Name: Anup Bagaria
Title: Co-Managing Member

[Signature Page to Corsair Indemnity and Reimbursement Letter]